Exhibit 99.1

P R E S S R E L E A S E	Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CBRE GROUP ELECTS GERARDO LOPEZ TO BOARD OF DIRECTORS

Los Angeles, October 26, 2015 — CBRE Group, Inc. (NYSE:CBG) today announced that Gerardo (Gerry) Lopez has joined its Board of Directors. Mr. Lopez has been President and Chief Executive Officer of Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, and its paired-share REIT, ESH Hospitality, Inc. (NYSE: STAY), since August 2015.

Prior to joining Extended Stay, Mr. Lopez served as President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (NYSE: AMC), one of the nation’s leading theater operators with more than 350 locations, primarily in the U.S., for more than six years.

Mr. Lopez is one of 10 independent Directors that now comprise CBRE’s 11-member Board, and will serve on the Board’s Governance Committee.

“Gerry is an astute businessman whose wide-ranging background – including his experience in running global operations – will greatly benefit our Board,” said Ray Wirta, CBRE’s Chairman of the Board. “We welcome Gerry and look forward to his contributions to CBRE’s continued strong financial performance.”

Prior to AMC, Mr. Lopez led global consumer products for Starbucks Corporation (NASDAQ:SBUX) and held senior positions at Handleman Company and PepsiCo, Inc. (NYSE:PEP). He serves on the Board of Directors of Extended Stay America and Brinker International (NYSE:EAT). Mr. Lopez is a graduate of George Washington University and Harvard Business School.

“I am excited to join CBRE’s Board, especially as the company is well positioned for future growth, with a strong management team, well-developed strategy and leading global service offering,” said Mr. Lopez. “I am looking forward to working with my fellow Directors and senior management to help CBRE continue to realize its potential and to create additional shareholder value.”

CBRE Press Release

October 26, 2015

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2014 revenue). The Company has more than 70,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 400 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.